EXHIBIT 99.1

                                  FOR:   INTERPOOL, INC.
FOR IMMEDIATE RELEASE

                             CONTACT:    Raoul J. Witteveen
                                         President, Chief Operating Officer
                                         and Chief Financial Officer
                                         (212) 916-3261

                                         Morgen-Walke Associates
                                         Gordon McCoun, Jennifer Angell
                                         Media contact: Heather Fox
                                         (212) 850-5600

           INTERPOOL, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
      NORTH AMERICAN INTERMODAL DIVISION OF TRANSAMERICA FINANCE CORP.

PRINCETON, N.J., July 28, 2000 - Interpool, Inc. (NYSE: IPX) announced today that it has signed a definitive agreement with Transamerica Leasing, Inc., a subsidiary of Transamerica Finance Corporation and AEGON N.V. (NYSE:AEG), to acquire the North American intermodal division of Transamerica Leasing. Under terms of the agreement, Interpool will pay approximately $675 million in cash. The acquisition is being financed through a combination of cash and proceeds from a committed secured financing facility to be arranged by Salomon Smith Barney Inc. and Citicorp. North America, Inc. Salomon Smith Barney has also served as Interpool's advisor in the transaction. The transaction is subject to receipt of the financing and Hart Scott Rodino approval, and is expected to close before the end of 2000. The acquisition is expected to be accretive to earnings.

Transamerica Finance Corporation, a commercial lending and leasing company that manages $16 billion in assets at year-end 1999. Transamerica Leasing, Inc., based in Purchase, New York, is a leading domestic lessor of intermodal equipment. Transamerica Finance Corporation was acquired by AEGON in July 1999 as part of its acquisition of Transamerica Corporation.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool, commented: "We are extremely excited to have entered into this agreement with Transamerica Leasing, and to have a management team join us with such a top-notch reputation. The acquisition of Transamerica's intermodal business, which is highly regarded in both the transportation and financial services communities, substantially advances Interpool's goal of becoming one of the country's premier transportation equipment leasing companies. Through this transaction, we greatly expand our chassis fleet, broaden our management and customer services teams, and strengthen our financial resources and technology platform. This should result in significantly enhancing the services we are able to provide to our customers."

Mr. Tuchman added: "The focus of Transamerica's chassis fleet in the rail industry perfectly complements our presence in the maritime industry. Furthermore, it also significantly expands our customer base that can utilize our proprietary Poolstat software system. The increased utilization of the Poolstat fleet, combined with its expanded base of equipment, should benefit our existing Poolstat customers. "

Robert A. Watson, Chairman and Chief Executive Officer of Transamerica Leasing, Inc., stated: "We are pleased that our North American intermodal business is joining with Interpool, a company which has a dedication to and focus on this industry. We are confident that Interpool will build on the success our people have achieved to date."

Interpool, originally founded in 1968, is one of the world's leading lessors of cargo containers used in international trade. Interpool leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.

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Note: This press release and other press releases and information can be viewed at the Company's website at www.interpool.com.

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